EX-10.21
(Exhibit 10.21)	2007 Annual Incentive Plan
Annual Incentive Plan
The 2007 Annual Incentive Plan (“the Plan”) is designed to award exempt and non-exempt employees who do not participate in any direct sales incentive plans. The Plan is designed to reward, reinforce and recognize critical success drivers across all employee levels in the Company. As a result, the annual performance driver(s) varies by job level or category. The Board will determine annual financial performance goals for the Executive Team and executive management will determine goals for other participation levels. For the fiscal year ending December 31, 2007, the corporate-wide goal has been established based on Earnings Per Share (“EPS”).
Group goals will be consistent with corporate goals but will be more specific to the employee’s business unit. A minimum of 80% of the Corporate-wide goal must be attained before any incentive payment is awarded. Modifiers will be used to supplement the calculated annual incentive award. An individual modifier will recognize individual contributions and the manner in which goals are achieved. The individual modifier will range from 0% to 125% of the calculated incentive payment.
Five separate groups have been created for purposes of determining participants and participation levels in the Plan. These groups are as follows:
Executive Team (CEO and EVP’s) – 100% of the target incentive will be based on the corporate-wide goal, which for 2007 is an Earnings Per Share goal.

CEO:	The target incentive for achieving the corporate-wide goal will be 50% of base pay. If actual achievement percentage of the corporate-wide goal is less than 80% the target incentive will be 0% and the target incentive will be 80% of base pay to the extent actual achievement percentage equals or exceeds 120% of the corporate-wide goal. For actual achievement percentages between 80% and 100% the target incentive as a percentage of base pay will equal the actual achievement percentage times 50%. For actual achievement percentages between 100% and 120% the target incentive as a percentage of base pay will increase by 1.5% from 50% at 100% achievement to a maximum of 80% at 120% achievement. The target incentive will then be subject to application of an individual modifier, which can range from 0% to 125%.

EVP:	The target incentive for achieving the corporate-wide goal will be 40% of base pay. If actual achievement percentage of the corporate-wide goal is less than 80% the target incentive will be 0% and the target incentive will be 64% of base pay to the extent actual achievement percentage equals or exceeds 120% of the corporate-wide goal. For actual achievement percentages between 80% and 100% the target incentive as a percentage of base pay will equal the actual achievement percentage times 40%. For actual achievement percentages between 100% and 120% the target incentive as a percentage of base pay will increase by 1.2% from 40% at 100% achievement to a maximum of 64% at 120% achievement. The target incentive will then be subject to application of an individual modifier, which can range from 0% to 125%.

Senior Revenue Producers, Human Resources Director, and Treasurer – 50% of the incentive will be based on the EPS target and 50% on group goals. Target incentive will be 30% of base pay.
Senior Management Staff (Sr. VP or VP) — 50% of the incentive will be based on the EPS goal and 50% on group goals. Target incentive will be 20% of base pay.
Management Staff (VP or AVP) — 50% of the incentive will be based on the EPS target and 50% on group goals. Target incentive will be 10% of base pay.
Professional & Support Staff — 50% of the incentive will be based on the EPS target and 50% on group goals. Target incentive will be 5% of base pay.
Target Incentives As a % of Base Pay

	Minimum after		Maximum	Maximum After
	Applying	At 100% of	Goal	Applying
Group	Modifier	Goal	Attainment	Modifier
CEO	0%	50%	80%	100%
EVPs’	0%	40%	64%	80%
Senior Revenue Producers, Human Resources Director, Treasurer	0%	30%	30%	37.5%
Senior Management Staff	0%	20%	20%	25%
Management Staff	0%	10%	10%	12.5%
Professional & Support Staff	0%	5%	5%	6.25%
March 13, 2007